Exhibit 99.1

Spirit Media Relations Media_Relations@spirit.com

Spirit Airlines Announces Leadership Promotions & Updates

MIRAMAR, Fla., Feb. 7, 2023 – Spirit Airlines (NYSE: SAVE) today announced several leadership promotions and organizational updates across multiple divisions of the company.

Scott Haralson is promoted to Executive Vice President & Chief Financial Officer. In this role, Haralson will provide financial management, planning and guidance, and he will continue to report to President & Chief Executive Officer Ted Christie. Haralson has held multiple corporate finance leadership positions with Spirit since 2012 and most recently served as Senior Vice President & Chief Financial Officer since 2018.

Simon Gore, Vice President & Treasurer, has also taken on responsibility for overseeing fuel operations across Spirit’s network. Gore has held various positions in the company since 2008.

Allen Messick’s role has been expanded from Vice President, Supply Chain Operations to Vice President, Supply Chain Operations and Technical Operations. He will oversee Tech Ops, the work group responsible for aircraft maintenance and technical support functions, effective Feb. 10. Messick has more than 30 years of aviation supply chain and maintenance experience and has served in a variety of roles at Spirit since 2015.

Kirk Thornburg’s role has also been expanded from Vice President, Fleet Management to Vice President, Fleet and Power Plant. In this position, he will oversee planning and management of Spirit’s growing fleet of aircraft and engines. Thornburg has been with Spirit since 2016 and has more than two decades of experience in the aviation industry.

David Klein is promoted from Sr. Director, Talent to Vice President, Talent. Klein has been leading the company’s new Spirit Talent Center for the last year and his role was recently expanded to include compliance programs and processes. He has been with Spirit since 2019.

“I’m very grateful for the incredible talent we have in place to support our expanding network and growing fleet,” said Ted Christie, President & Chief Executive Officer at Spirit Airlines. “I have full confidence in these great leaders, who are stepping up to take on new responsibilities and help us soar to new heights.”

###

About Spirit Airlines:

Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com.